FORM 4
                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Pubic Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

___  Check box if no longer
subject to Section 16.
Form 4 or Form 5 obligations
may continue. See Instruction
1(b).

1.       Name and Address of Reporting Person

         Donald E. McIntyre
         5702 E, Orange Blossom Lane
         Phoenix, AZ

2.       Issuer Name and Ticker or Trading Symbol

         OneSource Technologies, Inc. ("OSRC")

3.       IRS or Social Security Number of Reporting Person (Voluntary)

         86-0568049

4.       Statement for Month/Year

         September, 2002

5.       If Amendment, Date of Original (Month/Year)


6.       Relationship of Reporting Person to Issuer (Check all applicable)

         X     Director                           ____     10% Owner


               Officer (give title below)         ____     Other (specify below)

Table 1 -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

Title of       Transactio   Transaction   Securities Acquired (A) or        Amount of         Ownership     Nature of
Security       n Date       Code          Disposed of (D)                   Securities        Form:         Indirect
               (Month/Da                                                    Beneficially      Direct (d)    Beneficial
               y/Year)                                                      Owned at End      or Indirect   Ownership
                                                                            of Issuer's       (I)
                                                                                              Fiscal Year
                                          Amount  (A) or (D)   Price
Common Stock   9/16/02       A            250,000     A        $0.01        250,000            D


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

Title of    Convers   Transacti  Transa  Number of     Date, Exercisable  Title and Amount Price of Number      Owners     Nature
Derivative  ion or    on Date    ction   Derivative    and Expiration     of Underlying    Derivati of          hip of     of
Security    Exercise  (Month/D   Code    Securities    Date               Securities       ve       Derivativ   Derivati   Indirect
            Price of  ay/Year)           Acquired (A)                                      Security e Security  ve         Benefici
            Derivati                     or Disposed                                                            Security   al
            ve                           of (D)                                                                 : Direct   Owners
            Security                                                                                            (D) or     hip
                                                                                                                Indirect
                                                                                                                (I)
                                         (A)     (D)   Date     Expir-    Title   Amount
                                                       Exercis  ation             or
                                                       able     Date              Number
                                                                                  of
                                                                                  Shares
None


Explanation of Responses:

                                   /s/Donald E. McIntyre                 9/17/02
                                   ---------------------                 -------
                                **Signature of Reporting Person             Date